EXHIBIT 10.50

2300 NE Brookwood Pkwy.
Hillsboro, Oregon 97124
Phone: (503) 615-9000
FAX: (503) 615-8900

July 20, 2005

Ms. Stephanie Welty

[ address ]

Dear Stephanie:

This letter agreement (“Agreement”) is to confirm our understanding regarding your promotion to the position of Vice President of Finance and Administration, Secretary and Chief Financial Officer of TriQuint Semiconductor, Inc., (“TriQuint” or “the Company”).

1.     Employment

The Company hereby agrees to employ Stephanie Welty (“Employee”) and Employee hereby accepts such employment subject to the terms and conditions of this Agreement. The parties agree that the Employee’s employment with the Company will be “at-will” employment and may be terminated at any time by either party with or without cause or notice, subject to the right of the Employee to recover damages as set forth in Section 7 hereof. Employee understands and agrees that neither her job performance nor promotions, commendations, verbal commitments, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of her employment with the Company.

2.     Full Time, Reporting Position

Employee shall exert her best efforts and devote substantially all of her working time and attention to the affairs of the Company. Employee shall report to the President and CEO. The Employee shall serve in a management position with duties and authority as determined by the President and CEO.

3.     Base Compensation

An annual rate of pay of $210,000.00 per year shall be paid in accordance with TriQuint’s procedures and subject to annual upward adjustment based on merit and other factors in accordance with TriQuint’s policies and procedures. The Employee shall be entitled to all insurance and all other benefits offered to employees and executives of TriQuint, including 401(k), ESPP, PTO, Sabbatical, Non-qualified Deferred Compensation Plan and holiday pay.

4.     Bonus and Benefits

The Employee is eligible to receive an annual target bonus of up to 50% of her Base Compensation in compliance with the corporate wide bonus plan in effect on the date hereof and as may be amended from time to time. The bonus is not guaranteed and may be zero if Employee and the Company do not achieve the performance goals for the year.  The amount of bonus that Employee earns for any given year and the payment schedule will be in compliance with the then current plan.  In the event of termination, bonus payout, if any, shall be in accordance with the then current plan.

5.     Reimbursement of Expenses

Employee may incur reasonable expenses during the course of performing the duties assigned to Employee, including expenses for entertainment, lodging, meals, travel, postage, professional dues, mobile phone and email device, automobile mileage at the Company’s approved reimbursement rate and similar items. The Company will reimburse Employee for all such expenses upon Employee’s periodic presentation of an itemized account of such expenditures in accordance with Company’s reimbursement policies and procedures.

6.     Termination of Employment

The employment of the Employee may be terminated only as follows:

(a)   Resignation with Cause.  Employee may terminate her employment for “good reason” by virtue of a material breach of this Agreement by the Company after giving the Company written notice of such breach and affording the Company the opportunity to cure such breach within sixty (60) days following the Company’s receipt of written notice. The company may at its discretion, during the 60 day period, review the Reasons for Termination and may reverse the conduct which gave rise to Good Reason, thereby reversing the Resignation with Cause. For purposes of this agreement, “Good Reason” will also include any change in the title or a material reduction in the authority, responsibilities, reporting line or compensation of the Employee, a relocation of Employee’s principal office such that her commuting distance increases by more than 25 miles one way, or, a failure of the board of directors or the company’s CEO to comply with the Company’s Corporate Governance policies and/or comply with applicable federal and state law.  To be effective as Resignation with Cause, the employee’s resignation must be tendered within thirty days of the expiration of that 60 day period.  A resignation of employment for any other reason or under any other circumstances shall be a “Resignation Without Good Reason.”

(b)   Termination for Cause by the Company.  The term “Termination for Cause” shall mean a termination of employment by the Company for any of the following reasons: i) intentional failure to perform assigned duties, ii) meaningful and knowing dishonesty in the discharge of her duties iii) incompetence, iv) willful misconduct, v) any finding in arbitration of a breach of fiduciary duty involving personal profit, vi) conviction or plea of no lo contendre, or the international equivalent thereof, for violation of any domestic or international law, rule, regulation (other than traffic violations or similar minor offenses) including laws addressing any sexual or other harassment of others;   provided however, that with respect to reasons i), and iii) above, no Termination for Cause shall be deemed to have occurred if Employee has not been provided with written notice of the factual basis for the alleged failure to perform or incompetence and a sixty (60) day period to take corrective action.  If the actions (or failure to act) constitute the alleged grounds are not cured to the reasonable satisfaction of the CEO and Board of Directors within the 60-day period, the Employee’s employment shall be terminated. In determining incompetence, the act or omissions shall be measured against standards generally prevailing in the industry.

(c)   Death. Employee’s employment shall terminate effective on the date of death of Employee. Any obligation of the Company to Employee not discharged or dischargeable prior to Employee’s death, however, will be discharged thereafter in accordance with this Agreement.

(d)   Disability. This Agreement shall terminate upon the total disability of the Employee. Employee’s total or partial disability shall not extend the term of this Agreement.  For the purpose of this Agreement, disability coverage and definition will be in compliance with the then current Company insurance plans.

(e)   Termination Without Cause.  The Company may terminate the Employee’s employment at any time, without cause or reason.  A termination of employment by the Company for any other reason than those stated in 7(b) i) through vi) above, shall be a “Termination Without Cause.”

7.     Severance Benefits.

You shall be entitled to receive severance benefits upon termination or resignation of employment only as set forth in this Section 7:

(a)  Termination for Cause/Resignation Without Good Reason.  In the event of a Termination for Cause or Resignation Without Good Reason, Employee shall not be entitled to receive payment of any severance benefits.  Employee will receive payment(s) for all salary and unpaid Paid Time Off and Sabbatical accrued as of the date of termination of employment and benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.  Bonus payments, if any, will be made pursuant to the terms of the applicable bonus plan.

(b)  Termination Without Cause.  In the event of a Termination Without Cause, Employee will be entitled to receive payment, within thirty (30) days of the date of termination, of severance benefits equal to a lump sum payment equivalent to 12 months Base Compensation less appropriate required deductions.  Bonus payments, if any, will be made pursuant to the terms of the applicable bonus plan.  Health and life insurance benefits with the same coverage provided prior to termination of employment and in all other respects significantly comparable to those in place immediately prior to such termination will be provided at the Company’s cost over the 12 month period immediately following the termination (the “Severance Period”).

(c) Resignation with Cause.  In the event of a Resignation with Cause, Employee will be entitled to receive payment, within thirty (30) days of the date of termination, of severance benefits equal to a lump sum payment equivalent to 12 months Base Compensation less appropriate required deductions.  Bonus payments, if any, will be made pursuant to the terms of the applicable bonus plan.  Health and life insurance benefits with the same coverage provided prior to termination of employment and in all other respects significantly comparable to those in place immediately prior to such termination will be provided at the Company’s cost over the 12 month period immediately following the termination (the “Severance Period”).

(d) Termination by Reason of Death or Disability.  In the event that Employee’s employment with the Company terminates as a result of her death or Disability (as defined above), Employee or Employee’s estate or legal representative will receive all salary and unpaid Paid Time Off and Sabbatical accrued as of the date of death or Disability, all severance benefits payable under Section 7 “Termination Without Cause” above and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law.

8.   Non-solicit Agreement

(a)     Employee recognizes that the Company’s willingness to enter into this Agreement is based in material part on Employee’s agreement to the provisions of this Section 8 and that Employee’s breach of the provisions of this Section 8 could materially damage the Company.  Subject to the further provisions of this Agreement, Employee will not, during the term of her employment with the Company and in the event of a termination without cause/resignation for good reason as defined in Section 6 in the agreement, for the duration of any “Severance Period,” as defined in Section 7, directly or indirectly, for herself or on behalf of or in conjunction with any other person, company, partnership, corporation, or business of whatever nature:

(i)          Contact any person who is, at that time, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company.

(ii)         Disclose customers, whether in existence or proposed, of the Company to any person, firm, partnership, corporation, or business for any reason or purpose whatsoever except to the extent that the Company has in the past disclosed such information to the public for valid business reasons.

(b)     The parties further acknowledge and agree that any violation of the provisions of this Section 8 could cause irreparable injury to the Company, and that no adequate remedy at law exists for violation of these provisions.  Consequently, in addition to any damages, the Company shall be entitled to injunctive relief.  Notwithstanding any other damages that the Company may seek, the Company shall have the right to receive reimbursement of any severance payments made pursuant to Section 7 of this agreement upon breach by the employee of Section 8 hereof within 60 days of demand.

(c)     The covenants in this Section 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

(d)     It is specifically agreed that for purposes of this Section 8, the duration of the Severance Period following termination of employment and the covenants of this Section 8 operative during the Severance Period shall be extended by any time during which Employee is in violation of any provision of this Section 8.

(e)     The Company and the Employee hereby agree that this covenant is a material and substantial part of this Contract.

9.     Stock Options

Upon the approval of the Board of Directors, Employee will receive 15,000 stock options to be priced in accordance with the fair market value of the Company’s common stock on the date of grant.  These options will have a 10 year term, and will vest monthly at rate of 25% per year over a 4 year period.  Employee will be eligible to receive additional stock options in accordance with the guidelines of the Company, as they may be amended from time to time.

10.   Change in Control Benefits

A “Change in Control” of the Company shall be deemed to occur if and when (i) the Company is merged, consolidated or reorganized into or with another entity, after which the holders of voting securities of the Company immediately prior to such transaction, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the surviving entity; (ii) a sale of the stock of the Company occurs, after which the holders of voting securities of the Company immediately prior to such sale, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the Company; (iii) the Company sells or otherwise transfers all or substantially all of its assets to any other entity, after which the holders of voting securities of the Company immediately prior to such sale, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the purchasing entity; or (iv) the membership of the board of directors of the Company changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of this letter) do not constitute a majority of the board of directors at the end of such period.

In the event of a Termination Without Cause or a Resignation for Good Reason at any time from the date the Board of Directors approves a transaction which, if consummated, will result in a Change in Control and continuing for twelve (12) months following the effective date of such Change in Control, the furthest out twelve (12) months of unvested Stock Options held by the Employee shall automatically become fully vested.

11.   Title, Office and Administrative Support

Employee’s title shall be as noted above, and she will be provided with appropriate VP level office space and administrative support.

12.   Binding Effect

This Agreement shall be binding on TriQuint and its successors and assigns. This Agreement shall inure to the benefit of the Employee and her executor, administrator, heirs and personal representatives.

13.   Applicable Law and Venue

This Agreement shall be interpreted, construed and governed by the laws of the State of Oregon, without regard to its conflicts of the laws. The venue for any action arising out of or in connections with this Agreement shall be in Oregon.

14.   No Mitigation

Employee shall not be required to mitigate damages by seeking other employment or otherwise, nor shall the amount of any damages be reduced by any compensation earned after termination of employment.

15.   Attorney’s Fees

In the event that any litigation or controversy arises out of or in connection with this Agreement, the prevailing party in such litigation or controversy shall be entitled to recover from the other party all reasonable attorneys’ fees, expenses and suit costs, including those associated with any appellate or post-judgement proceedings.

16.   Severability.

If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define, or limit the extent or intent of the Agreement or of any part hereof.

17.   Other Agreements

This Agreement represents the entire agreement between the parties, other than the stock option agreements in force between Employee and Company.

18.   Dispute Resolution Process.

(a)     Election of Remedies.  All disputes arising out of this Agreement, including those relating to the meaning or effect of any of its provisions, and all disputes arising out any aspect of the employment relationship, including Employee’s rights under any federal, state (excluding workers compensation) or local employment and/or labor law or regulation, shall be exclusively resolved in a final and binding manner through arbitration as set forth in this Section 18.  Employee and the Company therefore expressly waive the right to litigate any such disputes in any other forum, administrative or judicial, and expressly waive the right to trial by jury.

(b)     By Employee.  Employee shall have the discretion to invoke arbitration under Section 18 and upon so doing, Employee shall be barred from pursuing the same dispute in any other contractual or statutory forum, regardless of whether Employee elects to exhaust the chosen procedure.

(c)     By the Company.  The Company shall have the discretion to invoke final and binding arbitration as set forth in this Section 18, when it believes Employee has violated any of the terms and conditions of this Agreement or Employee has asserted any violation of this Agreement by the Company, and shall be required to do so in any dispute in which claims monetary damages from Employee.  However, this shall not prevent the Company from taking any form of disciplinary action against Employee, but Employee shall then have the right to challenge such action under the procedures established in this Section 18.

(d)     Injunctive or Other Equitable Relief.  Nothing in this Section 18 shall prevent Employee or the Company from seeking injunctive relief against the other in circumstances allowed by law and/or authorized by any of the terms and conditions of this Agreement.

(e)     Initiation of Process.  In the event either party claims any violation of this Agreement, the party must notify the other party in writing within thirty (30) calendar days of the occurrence or the date the occurrence should reasonably have become known.  In the event either party claims any violation of any applicable statutory right, the party must notify the other party in writing within six (6) calendar months of the occurrence or the date the occurrence should reasonably have become known.  The notice shall describe the alleged violation and identify any relevant provisions of this Agreement, the proposed remedy and, if from Employee, the desired dispute resolution process.

(f)      Mediation.  Upon notification that a dispute exists, either party shall then have thirty (30) calendar days in which to notify the other that the matter will be referred to mediation (which shall not be adversarial in nature).  The parties (or their representatives) shall immediately attempt to agree upon a mediator, and shall have the right to have representatives, including counsel, present at mediation.

If a party does not exercise its right to require mediation within the thirty (30) days or the parties are unable to select a mediator or reach agreement in mediation then, within fifteen (15) calendar days thereafter, either party may invoke arbitration or the alleged violation(s) shall be deemed waived for all purposes.

Each party will bear its own costs and attorneys fees in any mediation, and the mediation fee and any related costs shall be the responsibility of the party demanding mediation.

(g)     Arbitration.  Except as expressly modified by this Section 18 (g), arbitration shall follow the procedures established in the Employment Dispute Resolution Rules of the American Arbitration Association or its successor.

(h)     Selection of Arbitrator.  In any such dispute and request for arbitration, the moving party shall submit a request to the American Arbitration Association for a list of seven National Academy arbitrators maintaining their primary residence in Washington or Oregon.  Upon receiving the list, the parties shall alternately strike one name each, with Employee striking first, until one name remains on the list.

(i)      Conduct of Arbitration Hearing.  Except as expressly modified by this Section 18 (i), the arbitrator shall follow the procedures established in the Employment Dispute Resolution Rules of the American Arbitration Association and the National Academy of Arbitrators Code of Professional Responsibility.  Either party may require that a professional reporter prepare an official record of the proceedings.

(j)      Damages.  An arbitrator selected to hear a dispute shall be authorized to determine and award such damages as either party could have received in an appropriate action in the Oregon or federal courts under Oregon and/or federal law, and the same shall be true of prevailing party reasonable attorneys fees and costs incurred in the litigation, excluding any attorneys fees or costs incurred in connection with any mediation.

(k)     Arbitration Decision and Award.  The decision of the arbitrator shall be in writing, shall state findings of fact and conclusions of law, and shall be signed by the arbitrator and served on both parties.

(l)      Costs of Arbitration.  Except as otherwise provided in Section 15, each party will bear its own costs and attorneys’ fees in any arbitration proceeding and one-half of the arbitrators and any separate arbitration and/or reporting fees.

(m)    Severability and Reformation.  Employee and the Company acknowledge that the law is evolving as it relates to final and binding arbitration of disputes arising out of employment relationships, and particularly disputes arising under federal and state laws, and therefore all of the provisions of this Section 18 shall be subject to Section 16 of this Agreement.

This letter agreement may be modified or amended only by a written agreement, signed by the Company and by you.

Signed:		Signed:

/s/ RALPH QUINSEY	7/20/05	/s/ STEPHANIE WELTY	7/20/05
Ralph Quinsey	Date	Stephanie Welty	Date
President and Chief Executive Officer